UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 9, 2020

Adial Pharmaceuticals, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

001-38323	82-3074668
(Commission File Number)	(IRS Employer Identification No.)

1180 Seminole Trail, Suite 495

Charlottesville, Virginia 22901

(Address of principal executive offices and zip code)

(434) 422-9800

(Registrant’s telephone number including area code)

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock	ADIL	NASDAQ

Warrants	ADILW	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 9, 2020, Adial Pharmaceuticals, Inc., a Delaware corporation (the “Company”), entered into a securities purchase agreement (the “Purchase Agreement”) with several accredited investors (the “Investors”) providing for the issuance of (i) 2,820,000 shares of the Company’s common stock, par value $0.001 (the “Shares”), and (ii) warrants, with a term of five years, to purchase an aggregate of up to 2,115,000 shares of Common Stock (the “Warrant Shares”) at an exercise price of $2.00 per share, subject to customary adjustments thereunder (the “Warrants”), which Warrants are immediately exercisable upon issuance and on a cashless basis if the Warrants have not been registered six months after the date of issuance. The Shares, the Warrants and the Warrant Shares are collectively referred to as the “Securities.” Pursuant to the Purchase Agreement, the Investors are purchasing the Securities for an aggregate purchase price of $5,217,000.

The Company estimates that the net proceeds from the Offering (as defined below) will be approximately $4.7 million after deducting certain fees due to the Placement Agents and the Company’s estimated transaction expenses. The net proceeds received by the Company will be used for working capital purposes.

Pursuant to the Purchase Agreement, an aggregate of 2,820,000 Shares will be issued to the Investors in a registered direct offering (the “Registered Offering”) and registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a prospectus supplement to the Company’s currently effective registration statement on Form S-3 (File No. 333-237793), which was initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 22, 2020, and was declared effective on April 30, 2020 (the “Shelf Registration Statement”). The Company expects to file the prospectus supplement for the Registered Offering on or about June 10, 2020.

Pursuant to the Purchase Agreement, the Company will issue the Warrants and the Warrant Shares to the Investors in a concurrent private placement pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder (the “Private Placement”, and together with the Registered Offering, the “Offering”).

The Offering was conducted pursuant to placement agency agreement, dated June 9, 2020 (the “Placement Agency Agreement”), by and among the Company, Maxim Group LLC and Joseph Gunnar & Co., LLC (the “Placement Agents”). The Placement Agents have agreed to use their “reasonable best efforts” to solicit offers to purchase the Shares and the Warrants. The Placement Agents have no obligation to purchase any of the Securities or to arrange for the purchase or sale of any specific number or dollar amount of Securities. The Company has agreed to pay the Placement Agents a fee equal to 7% of the aggregate purchase price paid by Investors placed by the Placement Agents and certain expenses not to exceed $50,000.

The Company expects the Offering to close on or about June 11, 2020, subject to the satisfaction of customary closing conditions in the Purchase Agreement and the Placement Agency Agreement. The Purchase Agreement and the Placement Agency Agreement contain customary representations, warranties and agreements of the Company and the Investors and Placement Agents and customary indemnification rights and obligations of the parties thereto. The Investors have previously invested in securities of the Company or otherwise had pre-existing relationships with the Placement Agents and/or the Company; the Company did not engage in general solicitation or advertising with regard to the issuance and sale of the Securities. The Investors represented to the Company that they are accredited investors and purchased the Securities for investment purposes and not with a view to distribution.

The foregoing description of the Warrants, the Placement Agency Agreement and the Purchase Agreement are qualified in their entirety by reference to the full text of the form of Warrant, the Placement Agency Agreement, and the form of the Purchase Agreement, the forms of which are attached as Exhibits 4.1, 10.1 and 10.2, respectively, to this Current Report on Form 8-K, and which are incorporated herein in their entirety by reference. The Company is also filing the opinion of its counsel, Gracin & Marlow, LLP, relating to the legality of the issuance and sale of the Shares as Exhibit 5.1 hereto. Exhibit 5.1 is incorporated herein by reference and into the Shelf Registration Statement.

Item 3.02. Unregistered Sales of Equity Securities.

The applicable information set forth in Item 1.01 of this Current Report on Form 8-K related to the Warrants and the Warrant Shares is hereby incorporated by reference in this Item 3.02.

Item 8.01. Other Events.

On June 9, 2020, the Company issued a press release announcing the pricing of the Securities in the Offering. A copy of the pricing press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are furnished with this Current Report on Form 8-K:

Exhibit No.	Description
4.1	Form of Common Stock Purchase Warrant

5.1	Legal Opinion of Gracin & Marlow, LLP

10.1	Placement Agency Agreement, dated June 9, 2020, by and among Adial Pharmaceuticals, Inc. and Maxim Group LLC and Joseph Gunnar & Co., LLC

10.2	Form of Securities Purchase Agreement, dated as of June 9, 2020, by and among Adial Pharmaceuticals, Inc. and the Investors

23.1	Consent of Gracin & Marlow, LLP (included in Exhibit 5.1)

99.1	Press Release issued by Adial Pharmaceuticals, Inc. dated June 9, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 10, 2020	ADIAL PHARMACEUTICALS, INC.

	By:	/s/ William B. Stilley, III
	Name:	William B. Stilley
	Title:	President and Chief Executive Officer

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